Exhibit 10.30

USF0000

Software License, Hardware, Services and Maintenance Agreement (“AGREEMENT”)	168 Franklin Corner Road Building 1, Suite 3 Lawrenceville, NJ 08648 (609) 514-4100 (609) 514-4103

This Software License, Hardware, Services and Maintenance Agreement (“Agreement”) is made and effective this Thursday, August 23, 2001, by and among VOXWARE, INC., a Delaware corporation (“Voxware”), having a principal place of business at 168 Franklin Corner Road, Building 1, Suite 3, Lawrenceville, NJ 08648, and U.S. FOODSERVICE, INC., a Delaware corporation (“U.S. Foodservice”), having a principal place of business at 9755 Patuxent Woods Drive, Columbia, MD 21046, hereinafter known as the Party or Parties.

Voxware develops, markets, sells, services and supports licensed software hereinafter known as “Licensed Product(s),” computer hardware systems, hereinafter known as “Hardware Product(s),” and provides Professional Services, Maintenance and Support, jointly referred to as “Product(s).” U.S. Foodservice enters into this Agreement to obtain a grant of license to use the Voxware Licensed Product(s), and to purchase Hardware Product(s), Professional Services, Maintenance and Support provided by Voxware, in accordance with the terms and conditions of this Agreement.

SUPERSEDING EFFECT

This Agreement, together with its Attachments attached hereto and incorporated herein by reference, contains all of the agreements, representations and understandings of the Parties and supersedes prior oral and written agreements, communications and documents between the Parties with respect to the subject matter hereof.

NOW, THEREFORE, it is agreed:

ARTICLE I. DEFINITIONS

For purposes of this Agreement, the following terms shall mean:

Customer

Customer Company as Named above including Affiliates. An “Affiliate” of an entity means (i) any entity directly or indirectly controlled by such entity (where control has the meaning ascribed thereto in the regulations promulgated pursuant to the Securities Act of 1933, as amended), (ii) any entity which directly or indirectly controls such entity, or (iii) any entity which directly or indirectly is controlled by an entity identified in (ii). Specifically, Koninklijke Ahold, N.V. and any entity owned by Koninklijke Ahold, N.V. are recognized as Affiliates, and as such the Terms of this Agreement shall also be extended to those Affiliates.

Customer Solution

Any customized software solution designed to be deployed at the designated Site or on the Designated Processor using the Product(s) as the basis for the software deployment made by or at the direction of Customer, and not made by Voxware.

Client Software

The specific software that is resident on each Hardware Product.

Confidential Information

Confidential Information shall mean any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, software, schematics, flowcharts, graphical layouts and descriptions, plant and equipment, Customer’s Accounts, warehouse performance and operations, business plans and interests, the product(s) and associated documentation, as more fully described in Attachment A), which is designated as “Confidential,” “Proprietary” or other similar designation.

Designated Building

The physical building where the Product(s) are installed upon the Designated Processor(s) or are otherwise utilized and which are specifically identified in any Attachment to this Agreement or a written notification.

Designated Processor

The hardware server(s) identified in any Attachment to this Agreement or a written notification. In the case of non-server based software, the personal computers on which the Licensed Product(s) are resident.

Designated Site

The physical location(s) where the Product(s) are installed upon the Designated Processor(s) or are otherwise utilized and which are specifically identified in any Attachment to this Agreement or a written notification.

Discloser

The Party disclosing Confidential Information.

Enterprise Software

Enterprise Software shall mean the specific VoiceLogistics™ Hybrid Picking Application (as defined in Attachment A, Section 2(c)) and Interface Software (as defined in Attachment A, Section 2(d)) .

Hardware Fee

The fee(s) defined in Article V, Section 5(B) pertaining to Hardware Product(s).

Hardware Product(s)

The computer hardware device identified in each Attachment A to this agreement, any peripherals attached to or ancillary to the hardware device, any third Party Product(s) embedded in the device, and the associated documentation.

International

Any locations outside the United States.

License Fee

The fee(s) defined in Article V, Section 5(A) pertaining to Licensed Product(s).

Licensed Product(s)

The computer programming object code for the Licensed Product(s) identified in each Attachment A to this Agreement, any Software Updates, the media in which the Licensed Product(s) are delivered, and the associated documentation. Certain security operational controls are provided in object code only.

Licensed User(s)

Any individual which has accessed the Licensed Product(s). Licensed Users are counted concurrently when referring to Client Software and are named when referring to Server Software. The total number of Licensed Users using the Licensed Product(s) at any one time may not exceed the total number for which License Fees have been paid.

Maintenance

Professional services provided to Customer by Voxware as contemplated by Article IV of this Agreement related to technical support of the Product(s) and Software Updates and for which Customer has paid Maintenance Fees.

Maintenance Fee

The fee(s) for either the Basic or Extended Maintenance Programs as outlined in Attachment B of the Agreement.

Voxware Software License, Hardware, Services and Maintenance Agreement with U.S. Foodservice, Inc.

Solution

Any customized software solution designed to be deployed at the Designated Site or on the Designated Processor using the Hardware and Licensed Product(s) as the basis for the software deployment made by or at the direction of Voxware.

Period of Coverage

The time periods, in annual increments, during which Maintenance is available under this Agreement.

Person

Any individual, or any corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other legal entity.

Published Product Specifications

The User Guides (in whatever media) associated with the Product(s), as they may exist from time to time.

Recipient

The Party receiving Confidential Information.

VoiceLogistics™ System Software

The VoiceLogistics™ System Software shall mean the VoiceLogistics™ Client software and firmware, the VoiceLogistics™ Application Server, the VoiceLogistics™ System and Server Components, excluding the specific VoiceLogistics™ Application (as defined in Attachment A, Section 2(c)) and Interface Software (as defined in Attachment A, Section 2(d)) that may run on either the VoiceLogistics™ Client or the VoiceLogistics™ System Server.

VoiceLogistics™ Solution

The VoiceLogistics™ Solution shall mean the specific Customer solution comprised of the VoiceLogistics™ Client hardware, software and firmware, the VoiceLogistics™ Application Server, the VoiceLogistics™ System and Server Components, the specific VoiceLogistics™ Application (as defined in Attachment A, Section 2(c)), Interface Software (as defined in Attachment A, Section 2(d)) that may run on either the VoiceLogistics™ Client or the VoiceLogistics™ System Server.

Services

Professional services provided to Customer by Voxware as contemplated by Article III of this Agreement, including analysis, design, programming, testing, conversion, implementation, training and consulting, and for which Customer has paid Services Fees.

Software Updates

Releases containing corrections or any revisions (including, without limitation, revisions to support new releases of Licensed Product(s)), upgrades or new versions, provided during the Period of Coverage.

Source Materials

Source Materials is the source code from which object code is compiled. Source Materials shall include the fully commented source code and internal system documentation, as well as all other materials, in both machine readable and hard copy form, which are used to develop or test the source code. “Fully commented source code” shall mean source code that includes all comments made by or for Voxware. Source Materials shall include all electronically readable source documentation, design documents, data models, help materials, tutorial programs, and appropriate debug code, including those developed by or for Voxware during the term of this Agreement.

ARTICLE II. SOFTWARE LICENSE (“LICENSE”)

1.	LICENSE GRANT.

(A)	Voxware grants to Customer a non-exclusive perpetual license to use the Licensed Product(s) indicated in the Attachments, which may be executed from time to time by the Parties, and to use the Solutions delivered hereunder, as follows:

(i)	only on the Designated Processor(s) and at the Designated Site(s) identified in Attachment A attendant to this Agreement;

(ii)	utilize the Licensed Product(s) on personal computers used as clients in conjunction with the Designated Processor;

(iii)	only by Customer and not for the benefit of any third Party, except as otherwise provided in this Agreement, including without limitation, commercial timesharing or service bureau or other rental or sharing arrangements, data processing or management information or services; and

(iv)	to copy the Licensed Product(s) for archival or backup purposes only, so long as all titles, trademark, copyright, and restriction notices are reproduced.

(v)	The limitations set forth in Article II Section 1 (A)(i) above shall not apply in the event the Customer purchases the Enterprise Software (as defined in Attachment A, Section 2(e)).

As a material inducement to Voxware to enter into this Agreement, Customer affirms its obligations under this Agreement and agrees to take all reasonable steps to ensure that the Licensed Product(s) and the trade secret and proprietary and/or confidential information contained therein are not disclosed under this provision to any Person other than the entities described above who have a need for access and use as provided above.

No other uses are granted hereunder.

(B)	Customer may not:

(i)	reverse engineer, disassemble, or decompile any part of the Licensed Product(s), except to the extent required to obtain interoperability with other independently created or procured software or as specified by law;

(ii)	distribute, sell or otherwise transfer any part of the Licensed Product(s) except as expressly provided in this Agreement; or

(iii)	remove the patent, copyright, trade secret or other proprietary protection legends or notices that appear on or in the Licensed Product(s).

2.	OWNERSHIP. Except as expressly set forth in Article II of this Agreement, Voxware retains all right, title, and interest, including but not limited to, any and all intellectual property and any and all other proprietary rights in or related to the Licensed Product(s) and any and all derivative works, improvements, enhancements or modifications thereto. Customer agrees to treat the Licensed Product(s) and any and all improvements, enhancements or modifications thereto as Voxware Confidential Information and to secure and protect the Licensed Product(s), and any and all derivative works, improvements, enhancements or modifications thereto in a manner consistent with maintaining Voxware’s rights therein, and to take appropriate action with its employees or agents who are permitted access to the Licensed Product(s) and any and all derivative works, improvements, enhancements or modifications thereto to satisfy Customer’s obligations under Article V, Section 1 of this Agreement. Violation of Voxware’s intellectual property rights shall be the basis for immediate termination of this Agreement, which shall be in addition to and not in lieu of any equitable remedies available to Voxware. At Voxware’s written request, Voxware may audit Customer’s use of the Licensed Product(s) at Voxware’s expense, but not more frequently than semi-annually. Such audit shall not unreasonably interfere with Customer’s business activities. If an audit reveals that Customer has underpaid fees to Voxware, Customer shall pay any such undisputed underpaid fees within thirty (30) days from receipt of an invoice for same.

3.	WRONGFUL POSSESSION OR ACCESS. Upon knowledge of any unauthorized possession, use of, or access to, any Licensed Product(s), Customer shall promptly notify Voxware and furnish Voxware with full details of such knowledge, assist in preventing any recurrence thereof, and cooperate at Voxware’s expense in any litigation or other proceedings reasonably necessary to protect the rights of Voxware.

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Voxware Software License, Hardware, Services and Maintenance Agreement with U.S. Foodservice, Inc.

4.	SOURCE CODE ACCESS. The Source Materials for the VoiceLogistics™ Solution will be placed in escrow with Voxware’s escrow agent pursuant to a Software Escrow Agreement to be executed within thirty (30) days from the execution of this Agreement. If Customer terminates this Agreement pursuant to Article V(8) (due to a material breach by Voxware) or upon the declaration by a court of competent jurisdiction that Voxware is bankrupt (collectively, the “Impact Event”), the escrow agent shall release a copy of the Source Materials to the VoiceLogistics™ System Software to Customer.

Notwithstanding anything contained herein to the contrary, upon request by Customer for any reason, the escrow agent shall immediately release the Source Materials to the Enterprise Software to Customer to permit Customer to develop, maintain and support Customer specific applications (collectively, the “Customization Event”) in its sole discretion and in such event, shall not be in violation of the terms and conditions of this Agreement. If the Customer receives Source Materials, in accordance with either the Impact Event or Customization Event, Customer shall only use the Source Materials pursuant to the terms and conditions imposed by this Agreement.

ARTICLE III. SERVICES

1.	SERVICES PROVISION. Voxware will provide Services from time to time at Customer’s request and under the terms and conditions of this Agreement.

2.	SOLUTIONS. As a part of Services, Voxware will also provide mutually agreed upon Solutions at Customer’s request. Voxware retains ownership of all rights, title and interest to the Solutions provided hereunder and all versions thereof. Voxware grants to Customer a non-exclusive, perpetual license to use the Solutions subject to the same terms and conditions of Article II of this Agreement. Customer and Voxware agree that the Solutions provided to Customer shall not be a “work made for hire.”

3.	CUSTOMER SOLUTIONS. Customer shall be entitled to perform or procure Customer Solutions. Voxware makes no warranty with respect to, and shall have no responsibility or liability whatsoever for, the Customer Solutions. All Customer Solutions, if made, shall be made at the sole risk and expense of the Customer.

4.	SERVICES TERMINATION. Customer may, at its election, terminate the Services to be provided hereunder as provided above. However, such termination shall not affect any right or claim of either Party incurred or accruing prior to the date of termination, including without limitation, any right or claim of Voxware payable for services rendered or reimbursable expenses incurred prior to such termination date.

5.	RESIDUALS. Voxware shall be free to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned during the performance of this Agreement.

ARTICLE IV. MAINTENANCE

1.	MAINTENANCE SERVICES. Maintenance shall be provided in accordance with Voxware’s Maintenance policy in effect at the beginning of each annual renewal of the Period of Coverage. Maintenance is offered only for the Product(s) specifically licensed or purchased by Customer, and Customer may not elect to exclude any of the Product(s), any of the Designated Site(s) or any of the Licensed Users from Maintenance during the period of coverage. Voxware agrees to make Maintenance available to Customer on the terms specified herein for so long as Voxware is making Maintenance available to customers generally.

2.	MAINTENANCE TERM. The Period of Coverage begins upon execution of an Attachment B attendant to this Agreement. At least ninety (90) days prior to expiration of a Period of Coverage, Voxware shall notify Customer of the applicable Maintenance Fees for the succeeding year, whereupon, unless Customer notifies Voxware in writing of its desire to terminate Maintenance upon the expiration date for that Period of Coverage, Customer’s subscription to Maintenance shall be extended and renewed for an additional period of one (1) year at the then-current fees specified by Voxware. In no event shall Voxware increase its Maintenance Fees more than 8% from the previous year.

ARTICLE V. GENERAL

1.	MUTUAL NONDISCLOSURE.

(A)	Pursuant to this Agreement, each Party may, from time to time, furnish the other Party with certain Confidential Information. The Parties agree to hold each other’s Confidential Information in confidence. Each Party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of this Agreement. The disclosure of Discloser’s Confidential Information does not grant to the Recipient any license or rights to any trade secrets or under any patents or copyrights, except as expressly provided by the licenses granted in this Agreement.

(B)	The obligations of Recipient with respect to any particular portion of Confidential Information shall terminate or shall not attach, as the case may be, when such information:

(i)	was in the public domain at the time of Discloser’s communication thereof to Recipient;

(ii)	entered the public domain through no fault of Recipient subsequent to the time of Discloser’s communication thereof to Recipient;

(iii)	was in Recipient’s possession free of any obligation of confidence at the time of Discloser’s communication thereof to Recipient;

(iv)	was independently developed by Recipient as demonstrated by written records; or,

(v)	is required to be disclosed by court or government order and Discloser has been given notice of such order.

(C)	Discloser understands that Recipient may develop information internally, or receive information from other Parties, that may be similar to Discloser’s information. Accordingly, nothing in this Agreement shall be construed as a representation or inference that Recipient will not independently develop Product(s), for itself or for others, that compete with the Product(s) or systems contemplated by Discloser’s information. The Parties agree that a breach of the confidentiality obligations by Recipient shall cause immediate and irreparable monetary damage to Discloser and shall entitle Discloser to injunctive relief in addition to all other remedies.

(D)	Notwithstanding anything in this Section, the obligation to maintain secrecy as provided herein shall survive the termination of this Agreement for a period of three (3) years.

2.	WARRANTIES.

(A)	LICENSED PRODUCT(S). Voxware warrants that:

(i)	it is the owner of the Licensed Product(s), or has the right to license the Licensed Product(s), in accordance with this Agreement;

(ii)	neither the Licensed Product(s) nor Customer’s use of the Licensed Product(s) will infringe any patent, copyright, trademark, trade secret, or any other proprietary right of any third Party;

(iii)	for the period of time specified in Attachment B (the “Warranty Period”), Voxware warrants that the Licensed and/or Hardware Product(s) will materially perform the functions described in the Published Product Specifications except to the extent that such problems in the Product(s) are caused by or arising out of the malfunction of Customer’s equipment or other software product(s);

(iv)

the Licensed Product(s) will completely and accurately address, present, produce, store and calculate data involving dates beginning with January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in and forward or regression date-based functions, and will provide that all “date”- related functionalities and data filed include the indication of

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century and millennium and will perform calculations which involve a four digit year field.

(B)	SERVICES. For a period of ninety (90) days following the date performance at Customer’s Designated Site(s), as mutually agreed to by the Parties, Voxware warrants that the Services supplied hereunder shall perform consistent with generally accepted industry standards.

(C)	MAINTENANCE. During the Period of Coverage, Voxware warrants that the Licensed Product(s) will materially perform the functions described in the Published Product Specifications, as they may exist during the Period of Coverage.

(D)	WARRANTY EXCLUSIONS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.	REMEDIES.

For any breach of warranties contained in Section 2 of this Article, Customer’s initial remedy shall be as follows:

(A)	LICENSED PRODUCT(S). The correction of errors in the Licensed Product(s) that cause breach of warranty, or if Voxware is unable to provide such correction, Customer shall be entitled to terminate this Agreement as it relates to the non-conforming Licensed Product(s) and receive a refund of the greater of (i) both 1) the Fees paid for the individual non-conforming Licensed Product(s) at an identified Designated Site, and 2) the Fees paid for any services associated with the use or operation of the individual non-conforming Licensed Product(s) at the identified Designated Site for up to ninety (90) days from the date Voxware was initially notified of the errors, or (ii) One Hundred Fifty Thousand Dollars ($150,000).

(B)	HARDWARE PRODUCT(S). The correction of errors in the Hardware Product(s) that cause breach of warranty, or if Voxware is unable to provide such correction, Customer shall be entitled to terminate this Agreement as it relates to the non-conforming Hardware Product(s) and receive a refund of the greater of (i) both 1) the Fees paid for the individual non-conforming Hardware Product(s) at an identified Designated Site, and 2) the Fees paid for any services associated with the use or operation of the individual non-conforming Hardware Product(s) at the identified Designated Site for up to ninety (90) days from the date Voxware was initially notified of the errors or (ii) Two Hundred Fifty Thousand Dollars ($250,000) whichever is greater.

(C)	SERVICES/MODIFICATIONS. The re-performance of the services, or if Voxware is unable to perform the services as warranted, Customer shall be entitled to recover the Fees paid for any specific services or modifications delivered to specific Designated Site for up to ninety (90) days from the date Voxware was initially notified of the errors.

(D)	MAINTENANCE. The correction of errors in either the Licensed and/or Hardware Product(s) that cause breach of warranty, or if Voxware is unable to provide such correction, Customer shall be entitled to terminate this Agreement as it relates to the individual non-conforming Licensed and/or Hardware Product(s) and receive a refund, pro-rated for the un-expired term, of the Maintenance Fees paid for the specific non-conforming Licensed and/or Hardware Product(s) for the then-current Period of Coverage.

4.	INDEMNITIES.

(A)	INTELLECTUAL PROPERTY INDEMNITY. Voxware agrees to indemnify, defend and hold Customer harmless from and against any costs or damages awarded by a court of competent jurisdiction against Customer pursuant to a final judgment as a result of, and defend Customer against, any claim of infringement of any U.S. patent or copyright or misappropriation of any trade secret related to the Licensed Product(s) or Solutions. The obligations to indemnify, defend and hold harmless set forth in this Section (for both subsections (A) and (C)) will not apply to the extent Customer was responsible for giving rise to the matter upon which the claim for indemnification is based and will not apply unless Customer (i) promptly notifies Voxware of any matters in respect of which the indemnity may apply and of which Customer has knowledge; (ii) gives Voxware full and sole opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof (so long as such settlement does not include obligations on the part of Customer); (iii) cooperates with Voxware in the defense or settlement thereof; and (iv) provides Voxware with the information, assistance and authority to enable Voxware to do so. Customer may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis. However, Voxware shall have no obligation under this Section or other liability for any infringement or misappropriation claim resulting or alleged to result from: (1) use of the Licensed Product(s) in conjunction or combination with non-Voxware software or other non-Voxware product(s) not approved for use by Voxware or use in any manner for which the Licensed Product(s) was not designed; (2) any aspect of Customer’s software, documentation or data which existed prior to Voxware’s delivery of Licensed Product(s); (3) any claim arising from any instruction, information, design or other materials furnished by any third party to Customer; (4) Customer’s continuing the allegedly infringing activity after being notified thereof or after being informed and provided with modifications that would have avoided the alleged infringement; or (5) use of the Licensed Product(s) in a manner not contemplated by the published product specifications, which, in the absence of such use of the product(s), the basis for such claims of infringement would not have occurred. This Section 4 sets forth the exclusive remedy and entire liability and obligation of each party with respect to intellectual property infringement or misappropriation claims, including patent or copyright infringement claims and trade secret misappropriation.

(B)	In the event of an infringement or misappropriation claim as described in this Section 4 arises, or if Voxware reasonably believes that a claim is likely to be made, Voxware, at its option and in lieu of indemnification, may:

(i)	procure for Customer, at Voxware’s expense, the right to continue to use the Licensed Product(s) or Solutions upon commercially reasonable terms;

(ii)	replace or modify the Licensed Product(s) or Solutions at Voxware’s expense so that the Licensed Product(s) or Solutions become non-infringing, but substantially equivalent in functionality; or

(iii)	in the event that neither (i) or (ii) are reasonably feasible, terminate the Agreement as to the infringing Licensed Product(s) or Solutions and return Customer’s Fees for the infringing Licensed Product(s) or Solutions.

This Section 4 states Voxware’s entire obligation to Customer with respect to any claim of infringement.

(C)	INDEMNITY. Voxware agrees to indemnify, defend and hold Customer harmless from and against any third party claims and all costs, damages or expenses (including reasonable attorneys’ fees) arising from such third party claims which directly arise from (i) the Licensed Product(s) or Solutions causing the death of a or injury to a person or damage to tangible personal property, provided the Licensed Product(s) or Solutions are properly used as described herein while causing the death, injury or damage, or (ii) any grossly negligent acts or omissions of Voxware or its employees.

5.	PAYMENT.

(A)	LICENSE FEES. In consideration for the License granted in Article II, Customer agrees to pay to Voxware the License Fees designated on any Attachment A attendant to this Agreement upon the execution of this Agreement and any Attachment A attendant to this Agreement.

(B)	HARDWARE FEES. In consideration for the purchase of Hardware Product(s), Customer agrees to pay Voxware the total

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purchase price designated on any Attachment A attendant to this Agreement.

(C)	MAINTENANCE FEES. In consideration for the Maintenance to be provided hereunder and for which Customer elects to subscribe, Customer shall pay Maintenance Fees in accordance with any Attachment B attendant to this Agreement and subsequently as an annual charge. The first payment shall be due in accordance with the terms in Attachment B attendant to this Agreement. During the Period of Coverage, Customer may be billed additional Maintenance Fees resulting from additional Designated Sites, additional Hardware and Licensed Product(s), additional Licensed Users, or from the upgrade of service level from Basic to Extended. If Customer fails to remit Maintenance fees pursuant to the terms hereof, Voxware will have no duty to provide Maintenance as specified under Article IV.

(D)	TAXES. The fees listed in this Agreement do not include taxes. If Voxware is required to pay any sales, use, property, excise, value added, gross receipts, or other taxes levied on the Licensed Product(s) or Services under this Agreement or on Customer’s use thereof, then such taxes shall be billed to and paid by Customer. This Section does not apply to taxes based on Voxware’s net income or Voxware’s employer contributions and taxes.

(E)	INVOICES. Customer agrees to pay for all uncontested amounts due under this Agreement upon receipt of invoice. Amounts not contested in good faith and which remain unpaid for thirty (30) days after invoice date will bear interest from the invoice date of one and one-half percent (1 1/2%) per month or the highest rate permitted by law, if less. Time is of the essence for all payments due under this agreement, and in the event Voxware commences legal action to collect any payment due to Voxware, Customer agrees to pay all costs of collection, including without limitation, all court costs and reasonable attorney’s fees.

(F)	All payments made hereunder are nonrefundable, except as specifically provided otherwise in this Agreement.

6.	LIMITED LIABILITY. EXCEPT FOR a) FAILURE TO COMPLY WITH VOXWARE’S PROPRIETARY RIGHTS, b) FAILURE TO COMPLY WITH THE MUTUAL NONDISCLOSURE PROVISION, OR c) VOXWARE’S INDEMNIFICATION OBLIGATIONS CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR A MONETARY AMOUNT GREATER THAN THE AMOUNTS PAID OR DUE PURSUANT TO THIS AGREEMENT. EXCEPT FOR a) FAILURE TO COMPLY WITH VOXWARE’S PROPRIETARY RIGHTS, or b) FAILURE TO COMPLY WITH THE MUTUAL NONDISCLOSURE PROVISION, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OR INJURIES TO EARNINGS, PROFITS OR GOODWILL, OR FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY PERSON OR ENTITY WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY EVEN IF ANY OTHER REMEDIES FAIL OF THEIR ESSENTIAL PURPOSE.

The provisions of this Agreement allocate the risks between Voxware and Customer. Voxware’s pricing reflects this allocation of risk and the limitation of liability specified herein.

7.	SOLICITATION OF PERSONNEL. Each Party acknowledges that the other Party’s employees are critical to the servicing of its customers. Therefore, Customer agrees not to solicit, employ or otherwise engage Voxware employees without Voxware’s prior written consent for a period of twelve (12) months following that employee’s last date of employment by Voxware, and Voxware agrees not to solicit, employ, or otherwise engage Customer’s employees involved in the services contemplated by this Agreement without Customer’s prior written consent for a period of twelve (12) months following that employee’s last date of employment by Customer.

8.	TERMINATION. If either Party materially breaches this Agreement, the other Party may give written notice of its desire to terminate and the specific grounds for termination and, if such default is capable of cure and the Party in default fails to cure the default within thirty (30) days of the notice, the other Party may terminate this Agreement. If such default is incapable of cure, the other Party may terminate this Agreement immediately upon written notice of its desire to terminate. Confidentiality obligations shall survive this Agreement.

9.	EXPORT ADMINISTRATION. The Parties agree to comply fully with all relevant export laws and regulations of the United States (“Export Laws”) to assure that neither the Licensed Product(s) nor any direct product thereof are (A) exported, directly or indirectly, in violation of Export Laws; or (B) are intended to be used for any purposes prohibited by Export Laws. Customer will indemnify Voxware for any losses, costs, liability, and damages, including reasonable legal fees, incurred by Voxware as a result of failure by Customer to comply with this Section. Voxware may, from time to time, deny Customer the right to license in certain countries in order to protect Voxware’s interests.

10.	GENERAL.

(A)	WAIVER. The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach. No amendments, modifications or supplements to this Agreement shall be binding unless in writing and signed by the Parties.

(B)	NOTICES. All Notices to Customer shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, to the address written above or such other address as notified to the other Party and such notice shall be deemed to be made on the fifth (5th) day after such mailing. To expedite order processing, Customer agrees that Voxware may treat documents faxed by Customer to Voxware as original documents. However, either Party may require the other to exchange original signed documents

(C)	GOVERNING LAW. This Agreement, and all matters arising out of or related to this Agreement, except actions arising under the patent and copyright provisions of the U.S. Code, shall be governed by the laws of the State of Delaware. The Parties agree that this Agreement is not subject to and shall not be interpreted by the United Nations Convention on Contracts for the International Sale of Goods.

(D)	ASSIGNMENT. Except as provided in this subsection, this Agreement may not be assigned by either Party, and any attempted assignment which does not adhere to these provisions shall be void. However, either Party may, upon written notice to the other Party, assign this Agreement to any entities under common control and ownership of the assigning Party, such common control and ownership being defined as the direct or beneficial ownership of a voting interest of at least fifty percent (50%) or the right or power, directly or indirectly, to elect a majority of the Board of Directors, or the right or power to control management. Either Party may assign this Agreement in the event of the sale of all or substantially all of its assets or equity.

(E)	PUBLICITY RIGHTS. Voxware may not generate any promotional materials, nor use the Customer’s name, logo or other information in any manner without the Customer’s prior written consent. The Customer agrees to a press release announcing this Agreement within ten (10) working days of the execution of this Agreement, subject to review and approval of the release by the Customer.

With the Customer’s consent, Voxware may include Customer’s name and logo among its list of customers, and may include a brief description of the Product(s), Solutions, and Services furnished hereunder. Voxware may also reference Customer and Customer solution in promotional materials produced at Voxware’s expense that include but are not limited to (i) press releases, (ii) images, (iii) solution description, (iv) interviews, and (v) published articles and reports. Customer also agrees to allow Voxware to use metrics generated and other benefits resulting from the deployment of Product(s), Solutions, and Services for promotional purposes. The Customer agrees to no unreasonable delays for responses to reasonable requests for publicity by Voxware.

August 23, 2001	Revised USF Agreement v15

Voxware Software License, Hardware, Services and Maintenance Agreement with U.S. Foodservice, Inc.

(F)	LANGUAGE. Should a counterpart to this Agreement be prepared in a language other than English, than English shall be the language of this Agreement and the English language counterpart shall govern all disputes, performances and interpretations, and the counterpart in another language shall be for convenience only and shall not affect the performance or interpretation of this Agreement.

(G)	CURRENCY. All amounts stated in and payable under this Agreement shall be denominated and payable in United States Dollars.

(H)	RELATIONSHIP OF THE PARTIES. The Parties hereto are independent contractors and neither Party nor its employees, directors, agents, or consultants shall hold itself out to be, or allow itself to be considered as, an agent or employee of the other Party. Nothing in this Agreement shall be construed as creating an employer-employee relationship or any partnership or joint venture between Customer and Voxware. Voxware shall be responsible for payment of all federal, state and local taxes arising out of Voxware’s activities, including by way of illustration, but not limited to, federal and state income taxes, social security taxes, unemployment insurance taxes, where applicable, and business licence fees, where required. Voxware shall not incur any liability on behalf of Customer, or in any way represent or bind Customer in any manner or thing whatsoever, and nothing herein shall be deemed to make either Party the agent or legal representative of the other.

(I)	AMENDMENTS AND MODIFICATIONS. No amendment to or modification of this Agreement shall be binding upon any Party unless such amendment or modification is reduced to writing, dated and executed by the Parties to this Agreement.

(J)	FORCE MAJEURE. If and to the extent that either Party may be precluded by acts of God, authority of laws, strikes, lockouts, casualties, or failure in electrical power, heat, light, air conditioning, or communications equipment, or other causes beyond its control from performance hereunder, such performance shall be excused to the extent that it is necessitated by such causes. Upon the occurrence of such an event, the Party seeking to rely on this provision shall promptly give written notice to the other Party of the nature and consequence of the cause. The provisions hereof shall not apply to monetary amounts owed by either Party to the other.

(K)	SEVERABILITY. If any provision or portion thereof of this Agreement is held to be invalid or unenforceable, the remaining provisions will remain in full force.

This Agreement, including its terms and conditions and its attachments and amendments, is a complete and exclusive statement of the agreement between the Parties. IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By execution, signer certifies that signer is duly authorized to execute this Agreement on behalf of Voxware.		By execution, signer certifies that signer is duly authorized to execute this Agreement on behalf of Customer.

VOXWARE, INC.		U.S. FOODSERVICE, INC.

By	/s/ Bathsheba J. Malsheen	By	/s/ Bill Loe
	(Authorized Signature)		(Authorized Signature)

	Bathsheba J. Malsheen		Bill Loe, VP/CIO
	(Print or Type Name)		(Print or Type Name and Title)

	President & CEO		9/17/01
	(Title)		(Date Signed)

August 23, 2001	Revised USF Agreement v15